Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Precipio, Inc. (f/k/a Transgenomic, Inc.) on Form S-8 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 12, 2017 with respect to our audit of the consolidated financial statements of Precipio, Inc. (f/k/a Transgenomic, Inc.) as of December 31, 2016 and for the year then ended, which report is included in the Annual Report on Form 10-K of Precipio, Inc. (f/k/a Transgenomic, Inc.) for the year ended December 31, 2016.

Further, we consent to the incorporation by reference in the Registration Statement of Precipio, Inc. (f/k/a Transgenomic, Inc.) on Form S-8 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 24, 2017 with respect to our audit of the financial statements of Precipio Diagnostics, LLC as of December 31, 2016 and for the year then ended, which report is included in the Current Report on Form 8-K/A of Precipio, Inc. (f/k/a Transgenomic, Inc.), filed on July 31, 2017.

/s/ Marcum llp

Marcum llp

Hartford, Connecticut

February 1, 2018